UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
 ____________________________________________________________________________________

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TYLER TECHNOLOGIES INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2019

Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Tyler Technologies, Inc. to be held on Tuesday, May 7, 2019, at the Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, Texas 75024, commencing at 9:30 a.m., local time. Details of the business to be conducted are given in the attached Notice of Annual Meeting and Proxy Statement.
Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, I urge you to sign, date, and return the enclosed proxy or vote through the Internet at your earliest convenience. If you decide to attend, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Tyler Technologies.

Yours very truly,
/s/ John S. Marr, Jr.
JOHN S. MARR, JR.
Executive Chairman of the Board

TYLER TECHNOLOGIES, INC.
5101 Tennyson Parkway
Plano, Texas 75024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2019
To the Stockholders of
TYLER TECHNOLOGIES, INC.:
The annual meeting of stockholders will be held at the Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, Texas 75024, on Tuesday, May 7, 2019, at 9:30 a.m., local time. At the meeting, you will be asked to:

(1)	elect eight directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

(2)	ratify the selection of our independent auditors for fiscal year 2019; and

(3)	approve an advisory resolution on executive compensation.
Only stockholders of record on March 15, 2019 may vote at the annual meeting. A list of those stockholders will be available for examination at our corporate headquarters, 5101 Tennyson Parkway, Plano, Texas 75024, from May 1 through May 7, 2019.
Please sign and date the enclosed proxy card and return it promptly in the enclosed envelope or vote through the Internet as described on the enclosed proxy card. No postage is required if the proxy card is mailed in the United States. Your prompt response will reduce the time and expense of solicitation.
The enclosed 2018 Annual Report does not form any part of the proxy solicitation material.

By Order of the Board of
Directors
/s/ Abigail Diaz
Abigail Diaz
Chief Legal Officer Corporate Secretary

Plano, Texas
April 5, 2019

THE ANNUAL MEETING
General Information
The annual meeting will be held at the Renaissance Dallas at Plano Legacy West Hotel on Tuesday, May 7, 2019, at 9:30 a.m., local time. At the annual meeting, you will be asked to consider and vote upon the following proposals:

•	Proposal One – Election of eight directors;

•	Proposal Two – Ratification of our independent auditors for fiscal year 2019; and

•	Proposal Three – Approval of an advisory resolution on our executive compensation.
At the 2017 annual meeting, our stockholders voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation on an annual basis. Our Board of Directors decided to follow our stockholders’ recommendation.
Only stockholders of record on March 15, 2019 are entitled to vote at the annual meeting. On March 15, 2019, we had 38,351,970 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote, in person or by proxy, for each share of common stock held in his or her name. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.
If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules, your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposal Two is considered a discretionary item and may be voted in the absence of instructions. Proposals One (election of directors), and Three (advisory vote on executive compensation) are “non-discretionary” items. Your broker, bank, or nominee may not vote your shares on these items in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares.
Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in tabulating the votes cast on any proposal but are not counted as votes either for or against a proposal. Broker non-votes are not counted as votes cast for purposes of determining whether a proposal has been approved.
This proxy statement and accompanying form of proxy are first being sent to stockholders on or about April 5, 2019.
Proxy Solicitation, Revocation, and Expense
The accompanying proxy is being solicited on behalf of the Board of Directors. Your shares will be voted at the annual meeting as you direct in the enclosed proxy or through the Internet, provided that the proxy is completed, signed, and returned to us prior to the annual meeting. No proxy can vote for more than eight nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.
After you sign and return your proxy, you may revoke it prior to the meeting either by (i) filing a written notice of revocation at our corporate headquarters, (ii) attending the annual meeting and voting your shares in person, or (iii) delivering to us another duly executed proxy that is dated after the initial proxy.
We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation of proxies. We estimate that the fee of any such firm will not exceed $25,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record stockholders, and we may reimburse them for their reasonable out-of-pocket expenses.

PROPOSALS FOR CONSIDERATION
Proposal One – Election of Directors
At the annual meeting, you will be asked to elect a board of eight directors. The nominees for director are: Donald R. Brattain; Glenn A. Carter; Brenda A. Cline; J. Luther King Jr.; John S. Marr, Jr.; H. Lynn Moore, Jr.; Daniel M. Pope; and Dustin R. Womble. For more information regarding these nominees and their qualifications, see “Tyler Management.” Each nominee has indicated that he or she is able and willing to serve as a director. If any of the nominees becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors.
Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the stockholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.
Our Board of Directors unanimously recommends that the stockholders vote FOR each of the nominees for director.
Proposal Two – Ratification of Our Independent Auditors for Fiscal Year 2019
The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2019, subject to ratification by the stockholders. The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2019.
Ernst & Young LLP served as our independent auditors for fiscal years 2018 and 2017. A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
Ernst & Young’s fees for all professional services during each of the last two fiscal years were as follows:

	2018	2017
Audit Fees	$1,816,300	$1,794,000
Audit-Related Fees	338,000	201,000
Other	—	—
Tax Fees	77,500	—
Total	$2,231,800	$1,995,000
Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.
Other Fees. Other fees include accounting consultation and due diligence services necessary to complete an acquisition.
Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.
The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2018 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles – Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2019.

Proposal Three – Approval of an Advisory Resolution on Our Executive Compensation
In October 2016, our Board of Directors decided to submit an advisory vote on executive compensation to our stockholders on an annual basis beginning with the 2017 annual meeting, and recommended that the stockholders vote in favor of holding an advisory vote on an annual basis. At the 2017 annual meeting, our stockholders voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation on an annual basis. Our Board of Directors decided to follow our stockholders’ recommendation.

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers identified in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies, and practices, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the stockholders of Tyler Technologies, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2019 Annual Meeting of Stockholders.”
The advisory resolution on our executive compensation will be approved if holders of a majority of the voting power of the shares actually voted at the annual meeting vote in favor of the proposal.
Because your vote is advisory, it will not be binding on either the Board of Directors or Tyler. However, our Compensation Committee, which is composed solely of independent directors, will take into account the outcome of the stockholder vote on this proposal when considering future executive compensation arrangements. In addition, your non-binding advisory vote described in this Proposal Three will not be construed (1) as overruling any decision by the Board of Directors, any Board committee, or Tyler relating to the compensation of the Named Executive Officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee, or Tyler.
Our Board of Directors unanimously recommends that the stockholders vote FOR the advisory resolution on our executive compensation.

TYLER MANAGEMENT
Director Nominees and Executive Officers
Below is a brief description of our director nominees and executive officers. Each director holds office until our next annual meeting or until his or her successor is elected and qualified. Executive officers are elected annually by the Board of Directors and hold office until the next annual Board meeting or until his or her successors are elected and qualified.
John S. Marr Jr., 59
Position, Principal Occupation and Business Experience:
Mr. Marr served as Chairman of the Board and Chief Executive Officer from January 2017 until May 2018. In May 2018, Mr. Marr's role was changed to Executive Chairman of the Board, while Lynn Moore, Jr. was appointed to the additional position of Chief Executive Officer. Mr. Marr also serves as Chairman of the Executive Committee. From July 2004 through December 2016, Mr. Marr served as President and Chief Executive Officer. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr has served on our Board of Directors since May 2002. Mr. Marr also served as President of MUNIS, Inc. (“MUNIS”) from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. We acquired MUNIS in 1999.
Key Attributes, Experience and Skills:

•	Chairman of the Board since January 2017; Chief Executive Officer of Tyler from 2004 to 2018

•	Over 35 years of specific industry experience, including chief executive experience with MUNIS prior to acquisition by Tyler

•	Outside board experience as a former director of Mercy Hospital in Portland, Maine
Donald R. Brattain, 78
Position, Principal Occupation and Business Experience:
Mr. Brattain has served as a director since 2004. Mr. Brattain also is a member of the Audit Committee and the Compensation Committee. Since 1985, Mr. Brattain has served as President of Brattain & Associates, LLC, a private investment company founded by Mr. Brattain and located in Minneapolis, Minnesota. From 1981 until 1988, Mr. Brattain purchased and operated Barefoot Grass Lawn Service Company, a company that grew from $3.2 million in sales to over $100 million in sales and was sold to ServiceMaster, Ltd. in 1998.
Key Attributes, Experience and Skills:

•	Private investment management experience as President of Brattain & Associates, LLC

•	Executive and entrepreneurial experience in growth of a small business enterprise from $3.2 million in sales to over $100 million in sales
Glenn A. Carter, 63
Position, Principal Occupation and Business Experience:
Mr. Carter has served as a director since 2014. Mr. Carter also serves as Chairman of the Nominating and Governance Committee and is a member of the Compensation Committee. In 1999, Mr. Carter founded DataProse, Inc., a provider of billing services to the public sector, primarily cities, counties, local government, utilities, and water-related entities. Mr. Carter served as Chief Executive Officer of DataProse until April 2008, when he sold it to CSG Systems International, Inc. (“CSG”). From April 2008 through March 2010, Mr. Carter served as Vice President, Market and Business Development for CSG. Mr. Carter is currently retired.
Key Attributes, Experience and Skills:

•	Executive and entrepreneurial experience as founder of DataProse, Inc.

•	Public sector experience as CEO of DataProse, Inc.

Brenda A. Cline, 58
Position, Principal Occupation and Business Experience:
Ms. Cline has served as a director since 2014. Ms. Cline also serves as Chairman of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1993, Ms. Cline has served as Executive Vice President, Chief Financial Officer, Treasurer, and Secretary of the Kimbell Art Foundation, a private foundation that owns and operates the Kimbell Art Museum, Fort Worth, Texas. In such capacities, Ms. Cline oversees the foundation’s investment portfolio of over $300 million, including asset allocation, risk management, and investment performance; manages all treasury functions; and supervises all foundation and museum business operations, including budgeting, cash management, employee benefit plans, insurance, debt issuance and compliance, financial reporting, and contractual and legal matters. Ms. Cline has also served as an Independent Trustee of American Beacon Funds since 2004 and currently serves as the Chair of the Board of Trustees, formerly served as the Chair of the Audit and Compliance Committee, and formerly served as the Vice Chair of the Investment Committee. From 1993 until 2013, Ms. Cline served as a contract author for Thomson Reuters (formerly “Practitioners Publishing Company”), Fort Worth, Texas, writing and editing published financial accounting and reporting books. Since 1998, Ms. Cline has also served as a Trustee of Texas Christian University (“TCU”), Fort Worth, Texas. Ms. Cline's services for TCU include serving as the former Chair of the Investment Committee, member of the Audit Committee and Executive Committee, and former member of the Student Relations Committee. Ms. Cline also serves as a director of Range Resources Corporation (NYSE: RRC), where she also currently serves as Chair of the Audit Committee. She is a board trustee of The Cushing Asset Management Closed-End Funds, which oversees various investment funds including The Cushing MLP Total Return Fund (NYSE: SRV), The Cushing Energy Income Fund (NYSE: SRF) and The Cushing Renaissance Fund (NYSE: SZC) and currently serves as Chair of the Audit Committee and member of the Nominating and Governance Committee of Cushing Asset Management Closed-End Funds. Ms. Cline is a certified public accountant.
Key Attributes, Experience and Skills:

•	Executive operational and investment management experience for the Kimbell Art Foundation

•	Outside board experience as a director of Range Resources Corporation and a board trustee of The Cushing Asset Management Closed-End Funds

•	Fiduciary and executive experience as a university trustee and on other senior university committees

•	Audit experience with a large public accounting firm
J. Luther King Jr., 79
Position, Principal Occupation and Business Experience:
Mr. King has served as a director since 2004. Mr. King also serves as Chairman of the Compensation Committee and is also a member of the Audit Committee. Mr. King is the Chief Executive Officer and President of Luther King Capital Management, a registered investment advisory firm that he founded in 1979. Mr. King also serves in leadership positions with various private and non-profit entities and foundations, including Texas Christian University (member of Board of Trustees), LKCM Funds (trustee), Hunt Forest Products, Inc., and King Ranch, Inc. Mr. King is a CFA charterholder and a Charted Investment Counselor.
Key Attributes, Experience and Skills:

•	Executive equity management experience as founder of Luther King Capital Management

•	Outside board experience as a past director of Encore Energy Partners GP, LLC and other institutions

•	Experience as a university trustee

H. Lynn Moore Jr., 51
Position, Principal Occupation and Business Experience:
Mr. Moore has served as director since May 2017. Mr. Moore has served as President since January 2017 and in May 2018 was also named Chief Executive Officer. Mr. Moore also serves as a member of the Executive Committee. Mr. Moore previously served as Executive Vice President from February 2008 through December 2016, General Counsel from September 1998 through December 2016; and Secretary from October 2000 through December 2016. Mr. Moore also served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas where he represented numerous publicly-held and privately-owned entities in various corporate and securities, finance, litigation, and other legal related matters. Mr. Moore is a member of the State Bar of Texas.
Key Attributes, Experience and Skills:

•	President of Tyler since 2017; Chief Executive Officer since 2018

•	Executive Vice President of Tyler from 2008 to 2016

•	Over 20 years of specific corporate and industry experience
Daniel M. Pope, 56
Position, Principal Occupation and Business Experience:
Mr. Pope has served as a director since May 2016. Mr. Pope also serves on the Nominating and Governance Committee. Mr. Pope is the Mayor of the City of Lubbock, Texas. Mr. Pope has served as Chief Development Officer of Covenant Health System in Lubbock, Texas since October 2014. From 1994 through 2014, Mr. Pope served as the Chief Executive Officer of Benchmark Business Solutions, an office technology business he founded in 1994. Prior to founding Benchmark, Mr. Pope served in various sales and leadership roles for Xerox Corporation. Mr. Pope also served on the Covenant Health System Board of Trustees from 2007 through 2011, including Chairman of the Board from 2010 through 2011, and as a member of the Finance and Conflicts Committee and the Compensation Committee. Mr. Pope served on the Lubbock Independent School District Board of Directors from 2007 through 2016. Mr. Pope also serves on the Rawls College of Business Advisory Council at Texas Tech University.
Key Attributes, Experience and Skills:

•	Over 21 years of senior-level executive experience

•	Public sector executive experience as President of the Lubbock Independent School District Board of Directors
Dustin R. Womble, 59
Position, Principal Occupation and Business Experience:
Mr. Womble has served as a director since 2005. Mr. Womble retired from Tyler on April 30, 2016. From July 2006 through April 2016, Mr. Womble served as Executive Vice President in charge of corporate-wide product strategy. From July 2003 to June 2006, Mr. Womble was Executive Vice President in charge of corporate-wide product strategy and President of our Local Government Division. In 1982, Mr. Womble founded INCODE, Inc. (“INCODE”), a provider of a wide range of software products and related services principally for county and city governments. We acquired INCODE (now a part of our Local Government Division) in 1998, and Mr. Womble served as President of INCODE from 1998 to July 2003.
Key Attributes, Experience and Skills:

•	Senior-level executive experience at Tyler from 2003 to 2016

•	Over 36 years of specific industry experience as founder of INCODE

Brian K. Miller, 60
Position, Principal Occupation and Business Experience:
Mr. Miller has been Executive Vice President - Chief Financial Officer and Treasurer since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President – Chief Financial Officer and Treasurer. He previously served as Vice President – Finance and Treasurer from May 1999 to April 2005 and was Vice President - Chief Accounting Officer and Treasurer from December 1997 to April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly-held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 to December 1997 and also held the office of President of Metro from January 1993 to December 1997. Mr. Miller is also a member of the Board of Directors of the Wake Forest University Deacon Club, a nonprofit organization. Mr. Miller is a certified public accountant.
Board Diversity and Director Nominee Qualifications
Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications

•	Sound personal and professional integrity

•	An inquiring and independent mind

•	Practical wisdom and mature judgment

•	Broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology

•	Expertise that is useful to the company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained

•	Willingness to devote the required time to carrying out the duties and responsibilities of board membership

•	Commitment to serve on the Board for several years to develop knowledge about our business

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance

•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to the company or our stockholders
In identifying nominees for director, the Board of Directors focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of backgrounds and experience among its members. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service. Following the 2019 annual meeting, our Board of Directors will be composed of eight individuals, including two employee directors. We believe the mix of outside experience from our independent directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each independent director has extensive chief executive officer or other executive leadership position experience with businesses of varying size in various industries. A substantial majority of our directors have valuable experience in building and sustaining a successful business enterprise.
The Nominating and Governance Committee believes that the above-mentioned attributes and business experience provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE PRINCIPLES
General Information
Our Board of Directors is responsible for supervision of the Company’s overall affairs. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board of Directors and Corporate Governance Principles – Committees and Meetings of the Board of Directors.” Following the 2019 annual meeting, the Board will consist of eight directors, including five independent directors, as defined by Rule 303A.02 of the New York Stock Exchange Listed Company Manual (“NYSE Rule 303A.02”), two employee directors, and one non-employee director who does not meet the standards for independence as defined by NYSE Rule 303A.02.
Corporate Governance Guidelines
Our Board of Directors has adopted a number of corporate governance guidelines, including the following:

•	Independence Standards, which determine the independence of our non-employee directors. These standards are consistent with the independence standards set forth in NYSE Rule 303A.02.

•	Corporate Governance Guidelines, which include, among other things

•	Annual submission of independent auditors to stockholders for approval

•	Formation of a Nominating and Governance Committee comprised solely of independent directors

•	Prohibition of stock option repricing

•	Formalization of the ability of independent directors to retain outside advisors

•	Performance of periodic formal Board evaluation

•	Limitation on the number of additional public company boards on which a director may serve to a maximum of four
A copy of our Corporate Governance Guidelines may be found on our website, www.tylertech.com.

•
An Audit Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors (as defined by the New York Stock Exchange), at least one of whom will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. A copy of our Audit Committee Charter may be found on our website, www.tylertech.com.

•
A Compensation Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors and sets forth the guidelines for determining executive compensation. A copy of our Compensation Committee Charter may be found on our website, www.tylertech.com.

•
A Nominating and Governance Committee Charter, which requires, among other things, that the committee be comprised of at least three independent directors who are responsible for recommending candidates for election to the Board of Directors. A copy of our Nominating and Governance Committee Charter may be found on our website, www.tylertech.com.

Code of Business Conduct and Ethics
Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The purpose of the Code of Business Conduct and Ethics is to promote

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

•	Full, fair, accurate, timely, and understandable disclosure in our public communications and reports filed with the SEC

•	Compliance with applicable governmental laws, rules, and regulations

•	Prompt internal reporting of violations of the policy to the appropriate persons designated therein, including anonymous “whistleblower” provisions

•	Accountability for adherence to the policy

A copy of our Code of Business Conduct and Ethics may be found on our website, www.tylertech.com, or will be furnished, without charge, upon written request at our principal executive offices. We will promptly post on our website any future amendments or waivers related to our Code of Business Conduct and Ethics.
Stock Ownership Guidelines and Stock Anti-Hedging and Pledging Policy

In 2018, our Board of Directors approved two additional corporate governance initiatives. The first is a set of stock ownership guidelines, which are based on the Board’s belief that Tyler’s directors and executive officers should have a meaningful ownership stake in Tyler that will align their interests with Tyler’s stockholders and will promote sound corporate governance. The guidelines apply to non-employee members of the Board and executive officers of Tyler. The market value of shares each “covered person” is required to hold is equal to or greater than the ownership levels specified below, based on a multiple of executive officers’ base salary or non-employee directors' annual cash retainer.

Covered Person Position	Share Ownership Guideline

Executive Chairman, Chief Executive Officer, President	6 times base salary

Other Named Executive Officers	4 times base salary

Other Executive Officers as designated by the Compensation Committee of the Board	1 times base salary

Non-employee Directors	4 times annual cash retainer

Compliance will be evaluated once a year, as of the last day of each fiscal year. We expect each covered person to meet these guidelines within three years from the later of (1) his or her commencement of service with Tyler as a covered person or (2) the adoption of these guidelines. In the event of a promotion or an increase in base salary or annual cash retainer, the covered person is expected to meet the higher ownership amount within three years from the effective date of the promotion, salary or retainer change. Each of our covered persons is in compliance with the Stock Ownership Guidelines as of December 31, 2018.
A copy of the Stock Ownership Guidelines may be found on our website, www.tylertech.com.
The second initiative is a hedging/pledging policy, which provides that the same non-employee directors and executive officers subject to the Stock Ownership Guidelines are prohibited from engaging in any hedging transaction that could reduce or limit that person’s holdings, ownership or interest in Company securities. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the Company’s securityholders generally. In addition, those same covered persons are also discouraged from pledging Company securities or from holding Company securities in margin accounts and are prohibited from doing so to the extent of the Stock Ownership Guidelines.
A copy of the Stock Anti-Hedging and Pledging Policy may be found on our website, www.tylertech.com
Board Independence
Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that (1) each of the non-employee directors standing for election (Mr. Brattain, Mr. Carter, Ms. Cline, Mr. King, Mr. Pope and Mr. Womble) has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) and (2) each of the non-employee directors, except for Mr. Womble, is “independent” within the meaning of the New York Stock Exchange director independence standards currently in effect. Mr. Womble retired from Tyler in April 2016. Because of his prior employment by Tyler, Mr. Womble would not be eligible to be considered “independent” under the rules of the New York Stock Exchange until May 2019, following the three-year anniversary of his retirement. However, Mr. Womble will also not be considered independent under New York Stock Exchange Rules because an immediate family member is an employee of the Company and receives more than $120,000 in direct compensation from the Company. See “Certain Relationships and Related Transactions.” As a result, if each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us).

Committees and Meetings of the Board of Directors
Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter, which may be found at our website, www.tylertech.com. Each Board member participated in at least 75% of all Board and committee meetings held during the portion of 2018 that he or she served as a director and/or committee member.
During 2018, our Board of Directors held four meetings. In addition, our Board of Directors has established a policy under which our non-management members will meet at regularly scheduled (and in any event at least twice per fiscal year) executive sessions without management present and with Mr. Brattain presiding over such meetings.
The table below provides the current membership and 2018 meeting information for each of the committees:

Name	Audit	Compensation	Nominating and Governance	Executive
Donald R. Brattain	X	X
Glenn A. Carter		X	Chair
Brenda A Cline	Chair		X
J. Luther King Jr.	X	Chair
John S. Marr Jr.				Chair
Daniel M. Pope			X
Dustin R. Womble
H. Lynn Moore Jr.				X
Total Meetings in 2018	Four	Two	One	Periodically
Below is a description of each committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes

•	Considering the independence of our independent auditors before we engage them

•	Reviewing with the independent auditors the fee, scope, and timing of the audit

•
Reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit

•	Performing periodic formal committee evaluations

•	Reviewing our financial statements and related regulatory filings with management and the independent auditors

•	Meeting periodically with management and/or internal audit to discuss internal accounting and financial controls
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member is a non-management director who satisfies the New York Stock Exchange director independence standards and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board of Directors has determined that Mr. Brattain, Ms. Cline, and Mr. King are “audit committee financial experts” as defined by SEC rules.
Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Compensation Committee reports to stockholders as required by the SEC. See “Compensation Discussion and Analysis – Compensation Committee Report.” Members of the Compensation Committee are non-management directors who, in the opinion of the Board of Directors, satisfy our Independence Standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.”

Nominating and Governance Committee. The Nominating and Governance Committee’s duties include

•	Identifying and recommending candidates for election to our Board of Directors

•	Identifying and recommending candidates to fill vacancies occurring between annual stockholder meetings

•	Reviewing the composition of Board committees

•	Periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board of Directors

•	Monitoring adherence to our “Corporate Governance Guidelines”
Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $5,000,000 without full Board approval.
Board Leadership Structure
Tyler’s governing documents allow the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. The Board believes that if the same person holds the Chief Executive Officer and Chairman of the Board roles, the Board should and will designate one of the independent directors to serve as the Lead Director. The Board currently believes that having Mr. Marr serve as Executive Chairman and having Mr. Moore serve as Chief Executive Officer is in the best interests of Tyler and its stockholders. Mr. Marr and Mr. Moore work closely together, communicate frequently with each other and with the Board and management. This arrangement allows Mr. Moore to concentrate on executing the Company’s strategic initiatives and business plans and confront its challenges, with Mr. Marr providing executive oversight and facilitating communication between management and the Board.
Although the roles of Executive Chairman and Chief Executive Officer are currently separated, Donald R. Brattain continues to serve as the Lead Director. The duties of our Lead Director are consistent with the responsibilities generally held by “lead directors” at public companies, including

•	Presiding at all meetings of the Board at which the Executive Chairman of the Board is not present, including executive sessions of the independent directors

•	Serving as liaison between the Executive Chairman of the Board and the independent directors

•	Having the authority to call meetings of the independent directors and preparing the agenda for such meetings

•	Coordinating the activities of the independent directors when acting as a group

•	Approving meeting schedules to ensure there is sufficient time for discussion of all agenda items

•
Advising the Executive Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from management, including the materials provided to directors at Board meetings

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board will periodically reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.
The Board’s Role in Risk Oversight
Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing our overall approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with Board independence and potential conflicts of interest. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board of Directors' role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Audit Committee Financial Expert
Our Board of Directors determined that each member of the Audit Committee (Mr. Brattain, Ms. Cline, and Mr. King) possesses the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by our independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by our independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from our independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee).
Director Nominating Process
The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” as well as management nominees for director to be elected by our stockholders at each annual meeting. The Nominating and Governance Committee is comprised solely of independent directors and operates under a Charter for the Nominating and Governance Committee. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Tyler Management – Board Diversity and Director Nominee Qualifications.”
The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates, including through the retention of a professional search firm to assist in identifying appropriate nominee candidates. Nominee recommendations may also be submitted by other directors, and nomination recommendations submitted by stockholders will also be considered as described below.
The Nominating and Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the committee in care of our Corporate Secretary at our corporate headquarters, 5101 Tennyson Parkway, Plano, Texas 75024. To be considered by the Nominating and Governance Committee, stockholder nominations must be submitted in accordance with our bylaws and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.
Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our bylaws. Our bylaws require that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our Board at a meeting of stockholders by complying with required notice procedures. Nominations must be received at our corporate headquarters not less than 75 days or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify the following

•	As to each person the stockholder proposes to nominate for election or re-election as a director

•	The name, age, business address, and residence address of the person

•	The principal occupation or employment of the person

•	The class and number of shares of our capital stock that are beneficially owned by the person

•
A description of all direct and indirect compensation and other material monetary agreements, arrangements, or understandings during the previous three years, and any other material relationships, between the stockholder and the proposed nominee

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act

•	As to the stockholder giving notice

•	The name and record address of the stockholder and any other stockholder known to be supporting the nominee

•	The class and number of shares of our capital stock that are beneficially owned by the stockholder making the nomination and by any other supporting stockholders

•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any company shares
We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.
Communications with Our Board of Directors
Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific director(s), including non-management director(s), may write to:
Board of Directors
Tyler Technologies, Inc.
5101 Tennyson Parkway
Plano, Texas 75024
Depending on the subject matter, management will

•
Forward the communication to the director or directors to whom it is addressed (for example, if the communication received relates to our “whistleblower policy” found on our website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review)

•
Attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors)

•
Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of our Board of Directors, our Chairman will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.

Director Attendance at Annual Meetings
Directors are not required to attend our annual meetings of stockholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of stockholders. Therefore, in most cases, all of our director nominees will be present at the annual meeting. All of our director nominees were present at the 2018 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our Common Stock as of March 15, 2019 by (i) each beneficial owner of more than 5% of our Common Stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.
Security Ownership of Directors and Management

Name and Address of Beneficial Owner (1)	Direct (2)		Options Exercisable Within 60 Days (3)	Stock Awards Vested Within 60 Days (4)	Other (5)		Total	Percent of Class (6)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,716,871	(7)	—		—		3,716,871	9.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,421,041	(8)	—		—		3,421,041	8.9%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	2,090,749	(9)	—		—		2,090,749	5.5%
Janus Henderson Group PLC 201 Bishopsgate EC2M 3AE United Kingdom	1,480,959	(10)	—		—		1,480,959	3.9%
Directors and Nominees
Donald R. Brattain	7,070		20,000	1,099	3,000	(11)	31,169	*
Glenn A. Carter	500		19,108	1,099	—		20,707	*
Brenda A. Cline	1,000		18,333	1,099	—		20,432	*
J. Luther King, Jr.	72,864		40,000	1,099	62,679	(12)	176,642	*
Daniel M. Pope	—		11,333	1,099	—		12,432	*
Dustin R. Womble	178,122	(13)	190,242	—	—		368,364	1.0%
Named Executive Officers
John S. Marr Jr.	226,403		383,290		75,000	(14)	684,693	1.8%
H. Lynn Moore Jr.	62,313		222,433		—		284,746	*
Brian K. Miller	45,855		98,672		—		144,527	*
All directors, nominees and executive officers as a group (9 persons)	594,127		1,003,411	5,495	140,679		1,743,712	4.4%
________________________

*	Less than one percent of our outstanding common stock

(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5101 Tennyson Parkway, Plano, Texas 75024.

(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power.

(3)	“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 15, 2019 or within 60 days thereafter.

(4)	“Stock Awards Vested within 60 Days” reflects the number of restricted stock units that will vest and be settled in shares at March 15, 2019 or within 60 days thereafter.

(5)	“Other” represents the number of shares of common stock as to which the named entity or individual share voting and dispositive power with another entity or individual(s).

(6)
Based on 38,351,970 shares of our common stock issued and outstanding at March 15, 2019. Each stockholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 38,351,970 plus (ii) the number of shares such owner has the right to acquire within 60 days.

(7)
Based on information reported by BlackRock, Inc. on Amendment No. 9 to Schedule 13G that was filed with the SEC on February 6, 2019. BlackRock, Inc. is deemed to have beneficial ownership of all of these shares, which includes sole voting power for 3,525,213 shares, sole investment power for all 3,716,871 shares.

(8)
Based on information reported by The Vanguard Group on Amendment No. 6 to Schedule 13G that was filed with the SEC on February 11, 2019. The Vanguard Group is deemed to have beneficial ownership of these shares, which includes sole voting power of 21,088 shares, sole investment power of 3,399,284 shares, shared voting power of 4,304 shares, and shared investment power of 21,757 shares.

(9)
Based on information reported by Brown Capital Management, LLC on Amendment No. 12 to Schedule 13G that was filed with the SEC on February 14, 2019. Brown Capital Management, LLC is deemed to have beneficial ownership of these shares, which includes sole voting power of 1,269,816 shares and sole investment power for all 2,090,749 shares.

(10)
Based on information reported by Janus Henderson Group PLC on Amendment No.1 to Schedule 13G that was filed with the SEC on February 11, 2019. Janus Henderson Group PLC is deemed to have beneficial ownership of these shares, which includes shared voting power of all 1,480,959 shares and shared investment power for all 1,480,959 shares.

(11)
Includes (a) 7,070 shares held by Deephaven Enterprises, Inc., of which Mr. Brattain is the sole shareholder, and (b) 3,000 shares held in an investment retirement account for the benefit of Mr. Brattain's spouse.

(12)
Represents shares of common stock held by clients of Luther King Capital Management, an investment advisory firm controlled by Mr. King in which he is deemed to have voting and investment power. Mr. King expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13)	Includes: 156,379 shares of our common stock pledged and held in a margin account.

(14)
Includes: (a) 59,500 shares of common stock held in a partnership in which Mr. Marr is the general partner and has sole voting and investment power (the partnership is owned 99% by a trust in which Mr. Marr’s disclaims beneficial ownership and 1% by the general partner); and (b) 15,500 shares held in a trust in which Mr. Marr has shared voting power.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more stockholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2018 and (ii) written representations from our directors and executive officers, we believe that all of our directors, officers, and 10% or more stockholders complied with all Section 16(a) filing requirements during 2018, with two exceptions. On March 8, 2018, filings were made for stock option grants authorized under the February 2018 employment agreements of Messrs. Marr, Moore and Miller with grant dates of February 26, 2018 (in the amounts of 112,000, 112,000 and 40,000, respectively). On February 28, 2019, filings were made for restricted stock unit grants authorized under the February 2018 employment agreements of Messrs. Marr, Moore and Miller (in the amounts of 7,200, 7,200 and 2,400, respectively) but granted on May 9, 2018 after stockholder approval of the 2018 Stock Incentive Plan. These incentive grants were duly disclosed in the Current Report on Form 8-K the Company filed with the aforementioned employment agreements and were discussed in the Company’s 2018 Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe our compensation objectives, policies, and practices generally, detail the specific fiscal year 2018 total compensation for our fiscal year 2018 named executive officers (the “Named Executive Officers”), and summarize the approved compensation for our fiscal year 2019 Named Executive Officers.
Compensation Philosophy and Objectives
Our Compensation Committee is responsible for reviewing and approving the design and administration of the executive compensation program. Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation philosophy is designed to attract, motivate, and retain the key executives who drive our success and industry leadership and to motivate those executives to deliver stockholder value by achieving the following overall objectives:

•
Compensation should align the interests of our executives with our stockholders – compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our long-term financial and stock performance;

•
Compensation should be competitive – compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation should be based on company performance – compensation should reward short-term and long-term company performance;

•	Compensation should reflect responsibility and accountability – compensation should be based on the level of skill, knowledge, effort, and responsibility needed to perform the job successfully; and

•
Compensation should not incentivize excessive risk taking – the mix of compensation elements should be appropriately balanced between fixed pay, short-term annual incentive cash compensation, and long-term incentive equity compensation to minimize incentive for excessive risk taking.

To achieve these objectives, the Compensation Committee has designed a compensation program for our Named Executive Officers that balances the three primary elements of our executive compensation: annual base pay; annual incentive cash compensation; and long-term incentive equity compensation. Historically, long-term incentive equity compensation has been in the form of stock options. With the 2018 stockholder approval of the 2018 Stock Incentive Plan, the Compensation Committee intends to award to its Named Executive Officers both stock options and performance-based restricted stock units. The Compensation Committee believes that this structure encourages our Named Executive Officers to think and act in both the near-term and long-term interests of our stockholders, without promoting excessive risk taking.
Regarding base pay and annual cash incentive compensation, the same compensation philosophy applied by the Compensation Committee to our Named Executive Officers is also utilized by management and applied throughout the employee base so that all employees’ incentive compensation is tied to similar goals, the difference being the amount of base pay compensation and percentage incentive compensation award in relation to base pay. Regarding long-term incentive compensation in the form of stock options and/or restricted stock or restricted stock units, management also applies the same compensation philosophy as applied by the Compensation Committee to our Named Executive Officers to senior divisional management. We believe that the application of this consistent philosophy regarding compensation further strengthens the alignment of employees’ interests with those of the stockholders.
2018 Business Highlights
Tyler continues to strengthen its position as a leading provider of software and related services for the public sector. In 2018, we continued to produce strong financial results and steady growth, particularly with respect to recurring revenues, while improving our competitive position and investing at a high level in product development. In terms of financial results, we achieved record highs in revenues and cash flows from operations.

For the year ended December 31, 2018:

•	Tyler achieved record annual GAAP revenue of $935 million, an 11 percent increase over 2017;

•	Recurring revenues increased 14 percent over 2017 to $605 million, and comprised approximately 65 percent of our total revenues in 2018;

•	GAAP earnings per share decreased 13 percent to $3.68 in 2018, and non-GAAP earnings per share increased 25 percent to $4.80;

•	We generated a record $250 million in cash provided by operations during the year, and ended the year with total cash and investments of $232 million and no debt; and

•	Tyler closed the year with record backlog of $1.3 billion, up nearly 2 percent from 2017.
Our executive officers, along with our entire team, also delivered on key strategic performance objectives and other initiatives during 2018. In addition to strong financial results for 2018, achievements included:

•
Continued progress with our New World public safety offering, acquired by Tyler in late 2015, including significant improvements in win rates, along with achieving substantial progress on major product development initiatives;

•	Completion of five acquisitions during 2018;

•	Recognition as one of the “Best Places to Work” in several locations with key Tyler offices; and

•	Ranking by Forbes on its “Most Innovative Growth Companies”, “Best Employers for Women” and (for the ninth time) its list of “America’s Best Small Companies”.
For a description of our non-GAAP earnings per share for 2018, see “Compensation Discussion and Analysis – 2018 Named Executive Officer Compensation.” Also, please refer to http://investors.tylertech.com/interactive_analyst_center for a reconciliation of non-GAAP measures.
Compensation Program Actions
Our compensation program for our Named Executive Officers has three components:

•	Compensation Program Design - actions related to the overall design and governance of our executive compensation program

•	Company Performance Review - actions approving actual incentive cash compensation awards for the just-completed fiscal year and performance-based restricted stock unit vesting

•	Setting Compensation for Current Fiscal Year - actions that set future base pay, incentive compensation targets and equity compensation for the upcoming fiscal year
Compensation Program Design. Each year, our Chief Executive Officer, in conjunction with the Human Resources Department, reviews the market competitiveness of our executive compensation relative to technology and broad industry peers, which is described in detail below. If the review shows that our executive compensation is not competitive, our Chief Executive Officer will recommend changes to the Compensation Committee. He may also recommend changes to the executive compensation program based on changes in the business environment in which we operate. The Compensation Committee periodically reviews the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes.
Peer Group and Surveys. We joined the Radford Global Technology Survey (the “Radford Survey”) in 2010. Nearly 2,000 technology and life science companies use the Radford Survey to benchmark their compensation practices for all levels within their organizations. Management utilizes the Radford Survey to determine the reasonableness of compensation for various levels of employees, including executives. The Compensation Committee considered comparative market data from a broad set of technology companies in the Radford Survey.
In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we establish and utilize a peer group of approximately 20 public companies of similar size in the software industry (the “Peer Group”) each year to assist in determining appropriate compensation levels for the Named Executive Officers. The Peer Group companies provide perspective and reflect the external market’s valuation of key executive compensation. External information is considered with internal factors such as an executive’s position, experience, and responsibilities. The Peer Group is reviewed annually and adjusted as required by changes in the market.

In February 2019, we reviewed the Peer Group utilized in 2018, comparing them to Tyler considering the following four key metrics: revenues; net income; market capitalization; and total assets.
The table below shows a comparison of those key metrics for Tyler to the peer group average:

	Revenues	Net Income		Market Capitalization	Total Assets
	(in millions)			(in billions)

Tyler Technologies, Inc.	$841	$164		$7.4	$1.6
Peer Group Average	$973	$191	(a)	$8.5	$1.9

(a) Excludes peer companies with net losses
The Compensation Committee determined that based on these metrics the Peer Group was appropriate for comparative purposes. The 20 companies in the Peer Group used to assist in setting 2019 compensation were:

ACI Worldwide, Inc.	MicroStrategy, Incorporated
Ansys, Inc.	NetScout Systems, Inc.
Aspen Technology, Inc.	Pegasystems, Inc.
athenahealth, Inc.	RealPage, Inc.
Blackbaud, Inc.	ServiceNow, Inc.
Guidewire Software, Inc.	Splunk, Inc.
Jack Henry & Associates, Inc.	SS&C Technologies Holdings, Inc.
j2 Global, Inc.	Tableau Software, Inc.
Manhattan Associates, Inc.	The Ultimate Software Group, Inc.
Medidata Solutions, Inc.	Veeva Systems Inc.
The Compensation Committee continues to utilize the Radford Survey in addition to the Peer Group. The Compensation Committee uses market survey data like the Peer Group and Radford Survey not as a benchmark per se, but rather as a reasonableness check. This flexibility is important in designing compensation arrangements to attract and retain new executives in the highly competitive and rapidly changing environment in which we compete.
Positioning of Pay. The Compensation Committee determines target total compensation for our Named Executive Officers after considering the Chief Executive Officer’s recommendations and a variety of data sources, including analysis of the Peer Group and Radford Survey data. We do not apply a formula that ties our total compensation levels to specific market percentiles.

Mix of Pay Elements. As described above, our philosophy is to provide a significant portion of total compensation linked to performance that we believe will create long-term stockholder value. To achieve these objectives, the executive compensation program relies on the following three elements of total compensation:

Element	Form of Compensation	Purpose	Metric
Base salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Salaries are set each year based on the executive's position, responsibilities, experience, and retention risk. Base salary is a fixed component and is not dependent on achieving goals
Incentive cash compensation under the annual bonus plan	Cash	Create a strong financial incentive for achieving or exceeding annual financial performance goals	Achieving adjusted earnings per share goals, which are recommended by the CEO and approved by the Compensation Committee
Equity-based compensation	Stock options, restricted stock units and performance -based restricted stock units	Create a strong financial incentive for creating stockholder value, encourage a significant company equity stake, and provide a direct incentive for future performance	Discretionary, but set each year based on the executive's position, experience, responsibilities, and retention risk
Our executive compensation program is designed to provide an incentive and reward for the achievement of both short-term and long-term objectives. We believe that sustained achievement of measurable financial objectives leads to increased stockholder value. To achieve these objectives, we use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term incentives to provide a total compensation structure that is designed to reward sustained strong performance while providing cash compensation that remains competitive for our industry. In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh the incentive compensation elements (both cash and equity) more heavily. For more information, see “Compensation Discussion and Analysis – 2018 Named Executive Officer Compensation – Compensation Mix.”
Base salary is intended to provide competitive, fixed compensation to attract and retain exceptional executive talent. Annual incentives are intended to reward the achievement of short-term objectives, which, when consistently achieved, drive long-term stockholder value. Our 2018 incentive compensation plan is based on annual non-GAAP earnings per share and is structured with graduated benefits for overachievement and consequences for underachievement of objectives. We believe that non-GAAP earnings per share, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations, removes certain uncontrollable variables and provides a more accurate picture of our financial performance. While our annual incentive compensation plan is based on a given year’s non-GAAP earnings per share, the initial establishment of the criteria for full achievement of the target bonus from year to year is based on a longer term view of appropriate growth. In other words, performance that meets our internal plan in a given year may not necessarily correspond with our executives earning 100% of the target bonus, if the internal plan does not meet the goal of overall year-over-year growth. For more information on the calculation of 2018 incentive compensation, see “Compensation Discussion and Analysis – 2018 Named Executive Officer Compensation – 2018 Compensation Committee / Board of Director Actions.”
Equity incentives, previously comprised of stock options only, are intended to reward sustained achievement of long-term objectives through achievement of performance goals and time-based vesting periods. Stock options granted to our executive officers have a ten-year life. Beginning in 2016, options vest ratably over a three-year period for employees (including Named Executive Officers) who are at least fifty years of age and have tenure with the company of at least fifteen years; otherwise, options vest ratably over a five-year period. Beginning in 2018, restricted stock units (“RSUs”) also vest ratably over three-year or five-year periods, and performance-based restricted stock units (“PSUs”) vest upon the achievement of defined long-term performance measures as determined by the Compensation Committee. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on the company’s performance. Through the use of equity incentives, a significant portion of potential compensation is tied directly to achievement of performance goals or stock price appreciation, further aligning the interest of our executive officers with those of our stockholders. Stock options and RSUs are granted in semi-annual tranches (on or about June 1 and December 1), and PSUs are granted on or about March 1 after performance metrics have been established. Stock option awards are made with an exercise price equal to the market price at the time of the award.

Our philosophy in granting equity incentive awards is to:

•	maintain an overall number and value of equity incentive awards that is reasonable in terms of shareholder dilution; and

•	focus equity incentive awards on a relatively small number of key employees who have a direct impact on our ability to achieve our long-term goals; and

•	provide the largest equity incentive grants to our top performers and individuals with the greatest responsibilities and potential to drive long-term share price appreciation; and

•
utilize a mix of options, restricted stock units, and performance-based restricted stock units to align recipients with the long-term interests of our stockholders, without promoting excessing risk taking.

Assessment of Risk. Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the three compensation elements. The base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual cash incentive compensation is principally focused on short-term performance goals established with consideration to building long-term stockholder value (non-GAAP earnings per share, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with the amortization of acquisition intangibles arising from business combinations). Our long-term incentive compensation is based on the achievement of three-year revenue growth goals and long-term stock price growth through the grant of PSUs and stock options. Our annual cash incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, which reduces the incentive for short-term excessive risk taking. Moreover, our stock option grants occur in fixed amounts on a semi-annual basis (on or about June 1 and December 1), which eliminates the ability of executive officers to time the grant of options around short-term, market events. Further, options granted to Named Executive Officers vest over a three-year or five-year period beginning on the first anniversary of the grant date (as described above), which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking.
Finally, the Board of Directors adopted the Executive Compensation Recovery Policy effective January 1, 2010, which provides that the independent directors can direct the company to recover all or a portion of any bonus or incentive compensation paid to an executive if, in the opinion of the independent directors, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements. See “Compensation Discussion and Analysis – 2018 Named Executive Officer Compensation – 2018 Compensation Committee / Board of Director Actions.” In addition, the 2018 Stock Incentive Plan also includes a “clawback/forfeiture” provision pursuant to which the Compensation Committee may provide in any equity incentive award agreement that (1) the Compensation Committee may in its discretion cancel the award if the holder of the award engages in certain defined detrimental activity, and/or (2) the holder of an award is required to repay any amount in excess of what the holder should have received, whether by reason of a financial restatement, mistake in calculations, administrative error, or otherwise. In addition, all awards would be subject to reduction, cancellation, forfeiture, or recoupment as required under applicable law.
Consideration of Say-on-Pay Vote Results. In determining our Named Executive Officers’ compensation, we considered the results of the shareholder advisory vote on our executive compensation policies at the 2018 annual meeting of shareholders. The shareholders approved our executive compensation policies by a vote of 76 percent. We believe that our policies ensure alignment with our shareholders and appropriately reflect our “pay for performance” philosophy.
Company Performance Review Process. Each year, the Compensation Committee approves the incentive compensation for the prior fiscal year based on the achievement of defined incentive compensation plans that were approved by the Compensation Committee at the beginning of the prior fiscal year. Annual bonuses are reviewed by the Compensation Committee and generally paid shortly thereafter. While the payment of annual incentive compensation is based solely on the achievement of pre-defined and pre-approved metrics, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and equity awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, unforeseen “one-time” events affecting financial performance or driving stockholder value, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure, and future prospects with Tyler.
Setting Compensation for Current Fiscal Year. Each year, the Compensation Committee approves base salary, the metrics for annual incentive compensation plans, and the amount of stock incentives to be granted to the Named Executive Officers, including annual performance-based restricted stock unit awards and our semiannual stock option grants. In so doing, the Committee reviews recommendations by the Chief Executive Officer and analyzes the Peer Group and Radford Survey, internal business plans, and general economic conditions. For more information on the establishment of 2018 Named Executive Officer compensation, see “Compensation Discussion and Analysis – 2018 Named Executive Officer Compensation.”

2018 Named Executive Officer Compensation
In February 2018, the Compensation Committee approved the total 2018 compensation packages for each of the Named Executive Officers, including the Chief Executive Officer. The total compensation packages included base salary, an annual cash incentive compensation plan, and proposed stock incentive awards. The Compensation Committee reaffirmed the appropriateness and amount of share-based awards prior to the June 1 and December 1 awards.
Role of the Chief Executive Officer. In February 2018, our then Chief Executive Officer, John S. Marr Jr., attended the Compensation Committee meeting at the request of the Chairman of the Compensation Committee. Mr. Marr was asked to discuss senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2018 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey, as well as the financial outlook for 2018. Mr. Marr noted that the Named Executive Officers’ 2018 total cash compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding 2018 base salary increases, annual bonus performance targets with corresponding minimum and maximum bonus payout potentials, and long-term equity incentives for each Named Executive Officer, including himself. Mr. Marr noted that our stock price has increased significantly over recent years, which has led to significantly higher share-based compensation expense under the Black-Scholes valuation methodology, even as the aggregate amount of equity grants to management and key personnel has remained relatively constant. Mr. Marr recommended using non-GAAP earnings per share for annual cash incentive compensation purposes, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, and expenses associated with the amortization of acquisition intangibles arising from business combinations, with graduated benefits for overachievement and consequences for underachievement of objectives, as doing so would remove certain uncontrollable variables and provides a more accurate picture of our financial performance. Mr. Marr did not participate further in the Compensation Committee’s discussion of executive compensation for 2018. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.
Analysis of Compensation Elements. The principal elements of our executive compensation program in 2018 were (1) base salary, (2) annual cash bonus, and (3) stock incentives, each of which is described in more detail below:
Base Salary. Base salary represents the single fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2018, the Compensation Committee approved base salary adjustments for each of the Named Executive Officer’s annual base salary as set forth below:

Name	Increase (Decrease)	2017	2018
John S. Marr Jr.	(29)%	$425,000	$300,000
H. Lynn Moore Jr.	18%	$425,000	$500,000
Brian K. Miller	4%	$370,000	$383,000

The Chief Executive Officer recommended a 29% reduction to his own salary and a 18% increase for Mr. Moore to reflect the continuing leadership transition. In May 2018, Mr. Marr was made Executive Chairman with a corresponding reduction in schedule and Mr. Moore was promoted to Chief Executive Officer in addition to his role as President. Mr. Marr also recommended a 4% salary increase for Mr. Miller. The recommendations were based on two factors. First, he referenced nationwide market survey information from the Peer Group and Radford Survey. This information included comparisons to similar-sized companies in the technology and life sciences industries with annual revenues between $500 million and $1 billion. The survey indicated that the base salary and total annual compensation for our Named Executive Officers was below the average base salary reflected in the Peer Group and Radford Survey. Second, and most important, he believed that it was appropriate to reward executive management for the company’s strong performance in 2017.
The Compensation Committee reviewed the nationwide market survey information in a summary report and considered the company’s growth in both revenue and earnings per share, as well as the then Chief Executive Officer’s recommendations, in independently determining the 2018 salary adjustments. As noted above, the Compensation Committee does not adhere to strict formulas or rely to any significant extent on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check.

Annual Cash Bonus. A significant portion of each executive’s annual compensation is in the form of a cash bonus. We believe that some meaningful portion of the executive’s compensation should be contingent upon the successful achievement of our annual corporate objectives. In February 2018, the Compensation Committee approved the 2018 Incentive Compensation Plan recommended by the then Chief Executive Officer, which was based on the achievement of fully diluted non-GAAP earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy (which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, and expenses associated with the amortization of acquisition intangibles arising from business combinations, and did not include any individual performance goals). The Board of Directors also reviews the annual operating plan. The 2018 Incentive Compensation Plan for the Named Executive Officers was similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within the company up to and including executive management. Target incentives are determined based on experience, level of responsibility, and retention risk.
The 2018 Incentive Compensation Plan provided the opportunity for the executive officers as well as our corporate employees to earn incentive compensation at the following levels:

•	170% of target based on achieving 115% of adjusted earnings per share goal

•	165% of target based on achieving 114% of adjusted earnings per share goal

•	160% of target based on achieving 113% of adjusted earnings per share goal

•	155% of target based on achieving 112% of adjusted earnings per share goal

•	150% of target based on achieving 111% of adjusted earnings per share goal

•	145% of target based on achieving 110% of adjusted earnings per share goal

•	140% of target based on achieving 109% of adjusted earnings per share goal

•	135% of target based on achieving 107% of adjusted earnings per share goal

•	130% of target based on achieving 106% of adjusted earnings per share goal

•	125% of target based on achieving 105% of adjusted earnings per share goal

•	120% of target based on achieving 104% of adjusted earnings per share goal

•	115% of target based on achieving 103% of adjusted earnings per share goal

•	110% of target based on achieving 102% of adjusted earnings per share goal

•	105% of target based on achieving 101% of adjusted earnings per share goal

•	100% of target based on achieving 100% of adjusted earnings per share goal

•	95% of target based on achieving 99% of adjusted earnings per share goal

•	90% of target based on achieving 98% of adjusted earnings per share goal

•	85% of target based on achieving 97% of adjusted earnings per share goal

•	80% of target based on achieving 96% of adjusted earnings per share goal

•	75% of target based on achieving 95% of adjusted earnings per share goal

•	70% of target based on achieving 94% of adjusted earnings per share goal

•	65% of target based on achieving 93% of adjusted earnings per share goal

•	60% of target based on achieving 91% of adjusted earnings per share goal

•	55% of target based on achieving 90% of adjusted earnings per share goal

•	50% of target based on achieving 89% of adjusted earnings per share goal

•	45% of target based on achieving 88% of adjusted earnings per share goal

•	40% of target based on achieving 87% of adjusted earnings per share goal

•	0% of target based on achieving less than 87% of adjusted earnings per share goal
For 2018, we achieved actual non-GAAP earnings per share of $4.80, which included adjustments to 2018 GAAP pre-tax income for (i) $4 million of write-downs of acquisition-related deferred revenue and acquired leases, (ii) $54.1 million of share-based compensation expense and employer portion of payroll taxes on employee stock transactions, and (iii) $39.2 million of amortization of intangibles arising from business combinations. Based on our actual non-GAAP earnings per share of $4.80, we earned 105% of the target bonus for 2018. In order to earn 100% of the target bonus for 2018, we had to achieve the non-GAAP earnings per share goal of $4.73 to $4.779, which was generally in a range consistent with our long-term growth objectives. In order to achieve the threshold bonus of 40% of target, we had to achieve non-GAAP earnings per share of $4.13. In order to achieve the maximum bonus of 170% of target, we had to achieve non-GAAP earnings per share of $5.43. The operating plan is developed from the “bottom-up” and considers a wide range of factors that impact our results, including the general economic environment, our market, competitive landscape, initiatives and investments, and various other risks and opportunities. As of the beginning of the plan year, achievement of the plan was generally considered to be challenging but reasonably possible when all such factors were considered.

In February 2018, the Compensation Committee approved target 2018 incentive awards at 100% of base salary for Messrs. Marr, Miller, and Moore.
Stock Incentives. The third component of our Named Executive Officers’ 2018 compensation is stock incentives, including PSUs and stock options. As discussed above, stock incentives promote long-term performance and serve as a means of attracting, motivating, and retaining executive officers. Stock incentives also provide a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other key employees.
For 2018, the Compensation Committee conditionally approved grants of PSUs for 7,500 shares for each of Messrs. Marr and Moore and 5,000 shares for Mr. Miller. These grants to the Named Executive Officers are subject to performance-based vesting with a performance period of three years. The performance measure used to determine the number of PSUs vested at the end of the three-year performance period is average annual revenue growth over that period. The three-year cliff vesting period reinforces the importance of sustained revenue growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the stockholders. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
The following table sets forth the performance criteria that must be met for annual PSU grants to be earned and eligible for vesting:

Average Annual Revenue Growth (1)	Percentage of PSUs to be earned and eligible for vesting
Under 6%	—
6.0% -7.49%	50%
7.5%-8.99%	80%
9.0%-10.99%	100%
11.0% and above	120%
________________________
(1) Adjusted for acquisitions with revenue 3% or greater of Tyler consolidated revenue.
In February 2018, Mr. Marr also recommended stock option grants for our Named Executive Officers. Mr. Marr further recommended these grants be made in two equal tranches on June 1 and December 1, 2018, which was consistent with our semi-annual grant policy. The term and vesting period for stock option grants was consistent with stock option grants made to all our employees. With the addition of PSUs in 2018, the stock option grants for Messrs. Marr and Miller were lower than the 2017 stock option grants. The total value of share-based awards in 2018 was equivalent to the total value of share-based awards to the Named Executive Officers in 2017 as the value of PSUs granted in 2018 was generally equivalent to the reduction in value of options granted in 2018.
In February 2018, the Compensation Committee preliminarily approved the size of option grants to our Named Executive Officers. In so doing, the Compensation Committee considered many factors, including the fact that our Named Executive Officers’ total cash compensation was below the average as reflected in the Peer Group and Radford Survey, the recommendation of our then Chief Executive Officer, our potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and our retention risk for each Named Executive Officer. The Compensation Committee does not have a set formula to determine which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews Institutional Shareholder Services, Inc. guidelines as to the appropriate level of share-based awards granted for companies of similar characteristics. Prior to June 1, 2018, the Compensation Committee approved the annual grants of share-based awards to each Named Executive Officer as set forth below:

	PSUs	Stock Options	Stock Options
Name	June 1, 2018	June 1, 2018	December 1, 2018

John S. Marr Jr.	7,500	11,250	11,250
H. Lynn Moore Jr.	7,500	11,250	11,250
Brian K. Miller	5,000	7,500	7,500

Share-based awards were made in 2018 to approximately 14% of all employees. Excluding share-based awards in connection with employment agreements, the Named Executive Officers were awarded approximately 19% of the total annual recurring stock incentive awards granted to employees in 2018 as part of our annual recurring stock incentive award program. In 2018, the percentage of total share-based awards for our annually recurring grants to Named Executive Officers was as follows:

Name	Percentage of total annually recurring stock incentive awards
John S. Marr Jr.	7%
H. Lynn Moore Jr.	7%
Brian K. Miller	5%

Compensation Mix. The mix of the three key elements of 2018 Named Executive Officer compensation is designed with the objective of aligning a substantial portion of executive pay with the achievement of performance goals and increased value to Tyler stockholders. While base salaries are intended to be fixed and certain, the other two elements only have value if performance goals are achieved or adjusted earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements at risk motivates and challenges our Named Executive Officers to achieve positive returns for our stockholders. For 2018, the proportion of pay at risk for our Named Executive Officers was as follows:

		Compensation at Risk
Name	Base Salary	Bonus	Stock Incentive Awards
John S. Marr Jr.	8%	8%	84%
H. Lynn Moore Jr.	12%	12%	76%
Brian K. Miller	13%	13%	74%

The table above depicts the relative mix of pay elements for 2018, consisting of base salary earned, annual bonus cash incentive earned, and the aggregate grant date fair value of annual recurring share-based awards made to the Named Executive Officers. For more detail, see “Executive Compensation - Summary Compensation Table.”

Additional Considerations. In addition to the general philosophies and specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Named Executive Officers in 2018:

•	Our 2018 anticipated and actual financial performance

•	Terms of employment agreements, including equity granted with the five-year employment agreements executed in 2018

•	The previously approved annual incentive compensation plan for each Named Executive Officer
With respect to our Chief Executive Officer’s 2018 total compensation package, the Compensation Committee also considered the following:

•	Management’s goal of year-over-year earnings per share growth

•	Management’s focus on strengthening our balance sheet

•	Management’s strategic mission to increase profitability through sustained internal growth, including growth in recurring revenues

•	Management’s directive to develop and deploy premier technology through continued investment

•	Mr. Marr’s continued contribution and Mr. Moore’s increased responsibilities in driving the achievement of each of these strategic initiatives

•	The retention of our Named Executive Officers through the leadership transition

•	Reference to levels of compensation of other chief executive officers of similarly sized, publicly held companies in similar industries

After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2018 to be appropriate and reasonable.
2019 Named Executive Officer Compensation
In February 2019, the Compensation Committee met and approved the total compensation packages for each of the Named Executive Officers for 2019, including our Chief Executive Officer. Consistent with the 2018 stockholder approval of the 2018 Stock Incentive Plan, in addition to stock options, the long-term incentive portion of the package includes PSUs. The proportional value of long-term incentives will remain essentially unchanged with stock options and restricted stock units each comprising 50% of the relative value.
Role of the Executive Chairman. In February 2019, our Executive Chairman, John S. Marr Jr., attended the Compensation Committee meeting at the request of the Chairman of the Compensation Committee. Mr. Moore was not present at the meeting. Mr. Marr was asked to discuss Tyler’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2019 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey, as well as the financial outlook for 2019.
Mr. Marr discussed continued changes in the duties for himself, as Executive Chairman of the Board, and Mr. Moore, as President and Chief Executive Officer. Mr. Marr noted that 2019 total cash compensation was below the mean as represented by the Peer Group. Mr. Marr made recommendations for a 3% base salary increase for the Named Executive Officers, annual bonus performance targets with corresponding minimum and maximum bonus payout potentials, and long-term incentives (stock option awards and performance-based restricted stock units) for each Named Executive Officer, including himself. Mr. Marr recommended that the value of the annual equity grants (stock options and performance-based restricted stock units) for himself and Mr. Moore be equal in value. Mr. Marr noted that our stock price has increased significantly over recent years, which has led to significantly higher share-based compensation expense under the Black-Scholes valuation methodology, even as the aggregate amount of equity grants to management and key personnel has remained relatively constant. Mr. Marr recommended using non-GAAP earnings per share calculation, for annual cash incentive compensation purposes only, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations, with graduated benefits for overachievement and consequences for underachievement of objectives, as doing so would remove certain uncontrollable variables and provides a more accurate picture of our financial performance. The Compensation Committee has the authority to accept, reject, or modify the Executive Chairman’s recommendations.
2019 Compensation Committee / Board of Director Actions. In February 2019, the Compensation Committee approved the following 2019 total compensation for the Named Executive Officers and other measures:
Base Salary. For 2019, the Compensation Committee approved a 3% increase for Messrs. Marr, Moore, and Miller. This was based on overall changes in duties and responsibilities for Messrs. Marr and Moore and the scope of additional responsibilities of the Named Executive Officers resulting from the growth of the Company over the past several years, the Company’s strong performance in 2018, and the fact that the Peer Group and the Radford Survey data indicated that annual base compensation was below the mean for each of the Named Executive Officers.
Annual Cash Bonus. For 2019, the Compensation Committee approved maintaining current target bonus levels of 100% of base salary for each of Messrs. Marr, Moore, and Miller. The Compensation Committee further approved the 2019 Incentive Compensation Plan for the Named Executive Officers at graduated scale levels similar to the 2018 Incentive Compensation Plan. To earn 100% of the target bonus under the 2019 Incentive Compensation Plan, the Company must achieve the non-GAAP earnings per share goal of $5.39 to $5.429, as adjusted to exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations. The target bonus is based on our operating plan, which was reviewed by the Compensation Committee. In order to achieve the threshold bonus of 40% of target, the Company must achieve 85% of the non-GAAP earnings per share goal, or a range of $4.91 to $4.949.
Stock Options. For 2019, the Compensation Committee preliminarily approved stock option grants of 22,500 for each of Messrs. Marr and Moore and 15,000 for Mr. Miller. In 2018, Messrs. Marr and Moore were granted 22,500 options, and Mr. Miller was granted 15,000 options. The options will be issued in two equal tranches on or about June 1 and December 1, 2019, subject to final approval by the Compensation Committee.

Options will vest ratably over a three-year period beginning on the first anniversary of the grant date for each Named Executive Officer, each of whom is at least fifty years of age and has a tenure with the Company of at least fifteen years. The Compensation Committee believes these vesting schedules emphasize the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the stockholders.
PSUs. For 2019, the Compensation Committee conditionally approved grants of PSUs for 7,500 shares for each of Messrs. Marr and Moore and 5,000 shares for Mr. Miller. The PSUs were granted on March 1, 2019. In 2018, Messrs. Marr and Moore were granted 7,500 PSUs, and Mr. Miller was granted 5,000 PSUs.
Annual PSU grants to the Named Executive Officers are subject to performance-based vesting with a performance period of three years. The performance measure used to determine the number of PSUs vested at the end of the three-year performance period is average annual revenue growth over that period. The three-year cliff vesting period reinforces the importance of sustained revenue growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the stockholders. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
The following table sets forth the performance criteria that must be met for annual PSU grants to be earned and eligible for vesting:

Average Annual Revenue Growth (1)	Percentage of PSUs to be earned and eligible for vesting
Under 6%	—
6.0% -7.49%	50%
7.5%-8.99%	80%
9.0%-10.99%	100%
11.0% and above	120%
________________________
(1) Adjusted for acquisitions with revenue 3% or greater of Tyler consolidated revenue.
Executive Compensation Recovery Policy
Accountability is a Company fundamental value. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, group and division presidents, senior financial management, and other key financial employees, and is included in the compensation plans for each such individual. Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct us to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in our best interests. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.
Other Compensation Topics
Benefits. Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, Employee Stock Purchase Plan, health and dental care plans, life insurance plans, disability plans, and other welfare benefit programs.
Employment Contracts
We have historically executed five-year employment agreements with our Named Executive Officers based on our belief that these agreements are in the best interests of our shareholders. These agreements have historically included five-year equity grants. The employment agreements with our Named Executive Officers support leadership team retention and operational stability which is of current importance during the transition of Mr. Marr to Executive Chairman and Mr. Moore to President and Chief Executive Officer. They ensure continuation of the disciplined growth and operational execution we have relied upon to consistently deliver shareholder value and client satisfaction.

In February 2018, we entered into new five-year employment agreements with John S. Marr Jr., H. Lynn Moore Jr., and Brian K. Miller. Under the terms of the employment agreements, Messrs. Marr, Moore and Miller will receive minimum base salaries of $300,000, $500,000 and $383,000, respectively. These executives will also participate in performance bonus or incentive compensation plans made available to our comparable-level employees and receive all employee benefits and perquisites normally offered to our executive employees. Each agreement provides for payment of accrued compensation as well as a severance payment equal to each executive’s then-current base salary and target bonus upon the executive’s termination of employment without cause, or upon the executive’s termination of employment within thirty days of a change in control. A change in control is defined as our merger or consolidation into an unaffiliated entity, our dissolution or liquidation, the sale of all or substantially all of our assets, the acquisition by any person, entity or group of more than 30% of our voting stock, or a change in the majority of our Board of Directors that was not approved by the then existing directors. In addition to the payment of accrued compensation and the severance payment, each agreement also provides that we will continue to provide medical benefits for 12 months after the date of termination without cause or upon a change in control. In the event of a termination without cause, a termination due to disability or death, or a termination because of a change in control, all unvested options, restricted stock units or other equity awards outstanding as of the date of the executive’s termination would immediately become fully vested and, as applicable, exercisable.
We developed a standard severance package for our Named Executive Officers because we believe it is necessary to attract and retain qualified executive officers and to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs before an acquisition is consummated. We believe that a pre-existing plan allows our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount paid to executives in the event of termination without cause or upon a change in control.
In addition, the employment agreements provide that Messrs. Marr, Moore and Miller be granted options to purchase 112,000, 112,000, and 40,000 shares of our Common Stock, respectively. The options were granted at an exercise price equal to the closing market price of our common stock as reported by the New York Stock Exchange as of the February 26, 2018, date of grant. The options vest in equal installments on the first, second, third, fourth, and fifth anniversary of the grant date and are subject to terms and conditions of the 2010 Stock Option Plan and our standard option agreement.
The employment agreements also provide that Messrs. Marr, Moore and Miller were to be granted 36,000, 36,000 and 12,000 restricted stock units, respectively, contingent on approval by the stockholders of the 2018 Stock Incentive Plan at the annual meeting of stockholders held on May 9, 2018. The granted restricted stock units vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreements.
In contrast to our general vesting schedules, the vesting schedules of the stock option and restricted stock unit grants associated with the new employment agreements are structured to coincide with the full five-year term of the contracts.
The equity compensation associated with our five-year employment agreements is viewed by the Compensation Committee as one component of total equity compensation to the Named Executive Officers as shown in the table below:

Equity Type	Grant Frequency	Vesting	Purpose
Performance - based restricted stock units	Annual	three - year cliff, only if performance metric achieved	Performance - Cumulative three-year revenue growth
Options	Annual	Vesting over three years	Performance - Growth in shareholder value
Options	Every five years	Vesting over five years	Retention of Named Executive Officers
Restricted stock units	Every five years	Vesting over five years	Retention of Named Executive Officers

Equity granted to the Named Executive Officers is intended to retain and reward for performance that meets or exceeds growth goals over time. Equity type, grant frequency and vesting period as well as the performance criteria selected for use with PSUs has been chosen purposefully to drive consistent growth and increased shareholder value over time. In determining the value of equity compensation provided in association with the five-year employment agreements, the Committee considers Named Executive Officer experience, total compensation for each Named Executive Officer, including base, bonus, and the value of proposed annual equity grants as well as multi-year growth performance targets, and Peer Group and market compensation data. Total compensation, including the annual value of the grant associated with the five-year employment agreements, is reviewed each year by the Committee. As noted in previous years, annual executive equity compensation excluding the value of the grants associated with our five-year employment agreements, is well below Peer Group equity compensation in the years between our five-year employment agreement grants.
2018 total direct compensation, including actual base salary, actual cash incentive bonus and value of annual equity granted, but excluding the annual value of the grant associated with the five-year employment agreement, was 40% below Peer Group median for Mr. Marr, 47% below Peer Group median for Mr. Moore, and 9% below Peer Group median for Mr. Miller. When grants associated with the five-year employment agreements are annualized, 2018 total direct compensation is 12% above Peer Group median for Mr. Marr, 6% below Peer Group median for Mr. Moore, and 27% above Peer Group median for Mr. Miller.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC's Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
This report is submitted by the Compensation Committee.
J. Luther King Jr., Chairman
Donald R. Brattain
Glenn A. Carter
Compensation Committee Interlocks and Insider Participation
In 2018, the Compensation Committee consisted of J. Luther King Jr. (Chair), Donald R. Brattain, and Glenn A. Carter. No member of the Compensation Committee was an officer or employee of the company. None of our executive officers served on the compensation committee or equivalent of any other entity.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2018, 2017, and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
John S. Marr Jr.	2018	$300,000	$—	$9,928,320	$8,869,480	$315,000	$—	$8,435	$19,421,235
Executive Chairman of the Board	2017	$425,000	$—	$—	$2,780,462	$510,000	$—	$9,630	$3,725,092
	2016	$538,000	$—	$—	$2,379,053	$753,200	$—	$10,861	$3,681,114
H. Lynn Moore Jr.	2018	$500,000	$—	$9,928,320	$8,869,480	$525,000	$—	$12,452	$19,835,252
President and	2017	$425,000	$—	$—	$2,780,462	$510,000	$—	$12,961	$3,728,423
Chief Executive Officer	2016	$339,000	$—	$—	$1,593,965	$355,950	$—	$11,607	$2,300,522
Brian K. Miller	2018	$383,000	$—	$3,888,640	$3,641,914	$402,150	$—	$13,890	$8,329,594
Executive Vice President,	2017	$370,000	$—	$—	$1,835,105	$444,000	$—	$12,232	$2,661,337
Chief Financial Officer and Treasurer	2016	$339,000	$—	$—	$1,593,965	$355,950	$—	$11,387	$2,300,302
______________________

(1)
The reported amounts represent the aggregate grant date fair value of awards of restricted stock units and performance-based restricted stock units, computed in accordance with FASB ASC Topic 718, and, for performance-based restricted stock units, assume performance at the target level for each such award.

(2)
Represents aggregate grant date fair value of awards granted and calculated in accordance with FASB ASC Topic 718. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions, refer to note 9 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2018, as filed with the SEC. This fair value does not represent cash received by the executive in the relevant year, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

(3)	These amounts consist of amounts earned under Tyler’s incentive compensation plan for each respective year and generally paid in the following year.

(4)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan and tickets to sporting events.
CEO Pay Ratio
Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of the SEC's Regulation S-K. We identified the median employee by examining the annual total compensation for all of our employees, excluding our CEO, who were employed by us on December 31, 2018. We included all employees, whether employed on a full-time, part-time or seasonal basis. To determine the median employee, we calculated the total annual compensation for each of our 4,519 employees as the sum of the following amounts:

•	Annual base pay

•	The company's matching contributions to the employee's 401(k) account

•	Calendar year cash bonus

•	Calendar year share-based awards (incentive or nonqualified stock options and restricted stock units)
We believe the use of these components for all employees is a consistently applied compensation measure that includes all of the compensation elements that are widely distributed throughout our organization, including retirement benefits. We calculated annual total compensation for the median employee using the same methodology we use for our Named Executive Officers as set forth in the 2018 Summary Compensation table included in this proxy statement. The total annual compensation calculated for our CEO was $19,835,252 and for our median employee was $84,516. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2018 is 234.69 to 1. The 2018 annual compensation calculated for our CEO includes one-time share-based awards associated with the five-year employment agreements in 2018 made to the Named Executive Officers.

Grants of Plan-Based Awards in 2018
The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2018:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4),(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John S. Marr Jr.	2/20/2018	$300,000	$525,000
	2/26/2018							112,000	$205.66	$7,337,309
	5/9/2018						36,000
	6/1/2018			3,750	7,500	9,000
	6/1/2018							11,250	$231.68	$835,102
	12/1/2018							11,250	$192.76	$697,069
H. Lynn Moore Jr.	2/20/2018	$500,000	$875,000
	2/26/2018							112,000	$205.66	$7,337,309
	5/9/2018						36,000
	6/1/2018			3,750	7,500	9,000
	6/1/2018							11,250	$231.68	$835,102
	12/1/2018							11,250	$192.76	$697,069
Brian K. Miller	2/20/2018	$383,000	$670,250
	2/26/2018							40,000	$205.66	$2,620,467
	5/9/2018						12,000
	6/1/2018			2,500	5,000	6,000
	6/1/2018							7,500	$231.68	$556,734
	12/1/2018							7,500	$192.76	$464,713
______________________

(1)
The target and maximum plan award amounts reported in these columns are derived from our 2018 Incentive Compensation Plan. The actual payout amounts for 2018 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.

(2)
The target and maximum plan performance-based restricted stock unit awards reported in these columns are derived from our 2018 Incentive Compensation Plan. The actual vested amounts for 2018 are set forth in the 2018 Equity Incentive Plan Compensation column of our Summary Compensation Table.

(3)
The restricted stock units awarded on May 9, 2018, were granted under the terms of the five-year employment agreements entered into in February 2018. The restricted stock units vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreement.

(4)
The options awarded on February 26, 2018, were granted under the terms of the five-year employment agreements entered into in February 2018. These options will vest and become exercisable ratably on the first, second, third, fourth, and fifth anniversaries of the date of the grant date.

(5)
The options awarded on June 1, 2018 and December 1, 2018 for Messrs. Marr, Moore and Miller were granted as part of Tyler’s broad-based annual stock option grants. These options will vest ratably over a three-year period beginning on the first anniversary of the grant date for each Named Executive Officer who is at least fifty years of age or older and has a tenure with the company of at least fifteen years or more. All options have a contractual term of ten years. The option terms are the same for substantially all the options granted to employees on June 1, 2018 and December 1, 2018; certain key employees who are closer to retirement age may, in the discretion of our Chief Executive Officer, receive shorter vesting periods.

(6)
The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2018. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

Outstanding Equity Awards at Year-End
The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2018:

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock that have not vested	Market Value of Shares or Units of Stock that have not vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested (3)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
John S. Marr Jr.	5/9/2018					36,000	$6,689,520
	6/1/2018							7,500	$1,393,650
	6/15/2011	4,152	—	$24.08	6/15/2021
	6/15/2012	2,540	—	$39.36	6/15/2022
	12/14/2012	9,000	—	$47.20	12/14/2022
	2/11/2013	176,000	—	$54.45	2/11/2023
	6/14/2013	28,800	—	$68.17	6/14/2023
	12/13/2013	28,800	—	$100.43	12/13/2023
	6/13/2014	20,800	5,200	$81.21	6/13/2024
	12/15/2014	20,800	5,200	$108.81	12/15/2024
	6/1/2015	25,000	—	$121.05	6/1/2025
	12/1/2015	25,000	—	$176.80	12/1/2025
	6/1/2016	16,666	8,334	$154.85	6/1/2026
	12/1/2016	16,666	8,334	$143.42	12/1/2026
	6/1/2017	8,333	16,667	$171.44	6/1/2027
	12/1/2017	8,333	16,667	$181.79	12/1/2027
	2/26/2018	—	112,000	$205.66	2/26/2028
	6/1/2018	—	11,250	$231.68	6/1/2028
	12/1/2018	—	11,250	$192.76	12/1/2028
H. Lynn Moore Jr.	5/9/2018					36,000	$6,689,520
	6/1/2018							7,500	$1,393,650
	12/14/2012	6,000	—	$47.20	12/14/2022
	2/11/2013	100,000	—	$54.45	2/11/2023
	12/13/2013	19,200	—	$100.43	12/13/2023
	6/13/2014	14,000	3,500	$81.21	6/13/2024
	12/15/2014	14,000	3,500	$108.81	12/15/2024
	6/1/2015	10,050	6,700	$121.05	6/1/2025
	12/1/2015	10,050	6,700	$176.80	12/1/2025
	6/1/2016	6,700	10,050	$154.85	6/1/2026
	12/1/2016	6,700	10,050	$143.42	12/1/2026

	6/1/2017	5,000	20,000	$171.44	6/1/2027
	12/1/2017	8,333	16,667	$181.79	12/1/2027
	2/26/2018	—	112,000	$205.66	2/26/2028
	6/1/2018	—	11,250	$231.68	6/1/2028
	12/1/2018	—	11,250	$192.76	12/1/2028
Brian K. Miller	5/9/2018					12,000	$2,229,840
	6/1/2018							5,000	$929,100
	12/14/2012	6,000	—	$47.20	12/14/2022
	12/13/2013	3,840	—	$100.43	12/13/2023
	6/13/2014	—	3,500	$81.21	6/13/2024
	12/15/2014	14,000	3,500	$108.81	12/15/2024
	6/1/2015	16,750	—	$121.05	6/1/2025
	12/1/2015	16,750	—	$176.80	12/1/2025
	6/1/2016	11,166	5,584	$154.85	6/1/2026
	12/1/2016	11,166	5,584	$143.42	12/1/2026
	6/1/2017	5,500	11,000	$171.44	6/1/2027
	12/1/2017	5,500	11,000	$181.79	12/1/2027
	2/26/2018	—	40,000	$205.66	2/26/2028
	6/1/2018	—	7,500	$231.68	6/1/2028
	12/1/2018	—	7,500	$192.76	12/1/2028
______________________

(1)
Stock options expire on the tenth anniversary of the date of grant. Stock options granted in 2011 and 2012 vest and become exercisable ratably on the third, fourth, fifth, and sixth anniversaries of the date of grant. All other stock options vest ratably over a five-year period beginning on the first anniversary of the grant date. Beginning in 2016, stock options granted to persons who are at least fifty years of age and have a tenure with the company of at least fifteen years vest ratably over a three-year period beginning on the first anniversary of the grant date, and stock options granted to others vest over a five-year period beginning on the first anniversary of the grant date. Stock options granted on February 26, 2018 vest and become exercisable ratably on the first, second, third, fourth, and fifth anniversaries of the date of grant date.

(2)
Value based on $185.82, which was the closings market price of our common stock on December 31, 2018. The restricted stock units vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreement. Vesting of restricted stock awards is subject to continue status an eligible person (as defined in the 2018 Stock Incentive Plan).

(3)
Value based on $185.82, which was the closings market price of our common stock on December 31, 2018. The performance-based restricted stock units cliff vest at the end of a three-year performance period. The performance measure used to determine the number of restricted stock units vested at the end of the three-year performance period is average annual revenue growth over that period adjusted for material acquisitions completed during the performance period.

Option Exercises and Stock Vested
The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December 31, 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John S. Marr Jr.	176,460	$31,576,225	—	$—
H. Lynn Moore Jr.	69,200	$12,522,856	—	$—
Brian K. Miller	63,200	$10,241,159	—	$—

Potential Payments under Employment Contracts
The Named Executive Officers would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2018, including if a change in control had occurred during 2018:

	Termination Without Cause				Upon a Change in Control
Name	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Stock Units	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Stock Units
John S. Marr Jr.	$1,200,000	$16,523	$9,717,871	$8,177,361	$1,200,000	$16,523	$9,717,871	$8,177,361
H. Lynn Moore Jr.	$2,000,000	$20,845	$10,763,555	$8,177,361	$2,000,000	$20,845	$10,763,555	$8,177,361
Brian K. Miller	$1,532,000	$20,845	$4,568,674	$3,182,109	$1,532,000	$20,845	$4,568,674	$3,182,109

Director Compensation
The following table sets forth a summary of the compensation paid to our non-employee directors in 2018:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)		Total ($)

Donald R. Brattain	$64,750	$250,044	(3)	$314,794
Glenn A. Carter	$62,500	$250,044	(3)	$312,544
Brenda A. Cline	$78,750	$250,044	(3)	$328,794
J. Luther King Jr.	$75,000	$250,044	(3)	$325,044
Daniel M. Pope	$50,500	$250,044	(3)	$300,544
Dustin R. Womble	$—	$—	(3)	$—
______________________

(1)	Non-employee directors receive the following compensation (which did not include Mr. Womble in 2018):

•
An annual retainer of $60,000 for the chairman of the Audit Committee, $55,000 for the chairman of the Compensation Committee, $50,000 for the chairman of the Nominating Committee and $40,000 for the other non-employee directors

•	A fee of $3,500 for each Board meeting attended in person and $1,750 for each Board meeting attended via telephone

•	A fee of $3,000 for each Audit Committee meeting attended in person and $1,500 for each Audit Committee meeting attended via telephone

•	A fee of $2,500 for each Compensation Committee meeting attended in person and $1,250 for each Compensation Committee meeting attended via telephone

•	A fee of $1,500 for each Nominating and Governance Committee meeting attended in person and $750 for each Nominating and Governance Committee meeting attended via telephone

•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities

(2)
On May 9, 2018, we granted each of our non-employee directors (other than Mr. Womble) 1,099 restricted stock units with a grant date fair value of $250,044, computed in accordance with FASB ASC Topic 718. These restricted stock units vest and be settled in shares on the first anniversary of the grant date. No options to purchase shares of our common stock were granted to our non-employee directors in 2018.

(3)
The following table shows the aggregate shares underlying outstanding stock options and restricted stock units, based upon grants made as part of director compensation, held by our non-employee directors as of December 31. 2018:

Name	Number of Stock Options (#)	Number of Stock Awards (#)

Donald R. Brattain	20,000	1,099
Glenn A. Carter	20,775	1,099
Brenda A. Cline	20,000	1,099
J. Luther King Jr.	40,000	1,099
Daniel M. Pope	13,000	1,099
Dustin R. Womble	—	—

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal control over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from us for such advice and assistance, as determined by the Audit Committee.
Management has the primary responsibility for our reporting process, including our systems of internal controls and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under Statement of Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended, and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met four times during 2018.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.
This report is submitted by the Audit Committee.
Brenda A. Cline, Chair
Donald R. Brattain
J. Luther King Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:

•	to receive or give more than a token value to anyone that has a business relationship with us;

•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;

•	to serve as an officer, director, employee, or consultant of, or receive income from, any enterprise doing business with or competing with us;

•
to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.
In addition, we review, on an annual basis, our financial records to ensure all related party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related party transactions associated with completion of the annual director and officer questionnaire.
In 2018, we employed Dane L. Womble, a brother of Dustin R. Womble. Dane L. Womble is the President of our Local Government division and received $559,223 in salary and bonus compensation in 2018 in exchange for services rendered.
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement, he or she may telephone the Investor Relations Department at 972-713-3714 or write to it at Tyler Technologies, Inc., 5101 Tennyson Parkway, Plano, Texas 75024, and a separate copy will be promptly delivered.
STOCKHOLDER PROPOSALS
Any proposal that a stockholder desires to present at the 2020 annual meeting must be received by us at our corporate headquarters no later than December 6, 2019.

By Order of the Board of
Directors,
/s/ Abigail Diaz
Abigail Diaz
Chief Legal Officer Corporate Secretary

Plano, Texas
April 5, 2019

TYLER TECHNOLOGIES, INC.
ATTN: BRIAN MILLER
5101 TENNYSON PARKWAY
PLANO, TX 75024

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Donald R. Brattain	☐	☐	☐
1B Glenn A. Carter	☐	☐	☐
1C Brenda A. Cline	☐	☐	☐
1D J. Luther King Jr.	☐	☐	☐
1E John S. Marr Jr.	☐	☐	☐
1F H. Lynn Moore Jr.	☐	☐	☐
1G Daniel M. Pope	☐	☐	☐
1H Dustin R. Womble	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐
3. Approval of an advisory resolution on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report is/are available at www.proxyvote.com

TYLER TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 7, 2019 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby (1) acknowledges receipt of the Notice dated April 3, 2019, of the annual meeting of stockholders in Tyler Technologies, Inc. (the "Company") to be held at The Renaissance Dallas at Plano Legacy West, 6007 Legacy Drive, Plano Texas 75024 on May 7, 2019, at 9:30 a.m. local time, and the proxy statement in connection therewith, and (2) appoints John S. Marr, Jr. and H. Lynn Moore, Jr., and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitute or any of them may lawfully do by virtue hereof.

Continued and to be signed on reverse side

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